EXHIBIT 10.1



                     STOCKER & YALE 1996 PROFIT SHARING PLAN

1. Stocker & Yale, Inc. will distribute a percentage of 1996 Earnings Before Interest and Tax ("EBIT") to a group of its employees.

2. EBIT will be calculated according to Generally Accepted Accounting Principles for each of the two U.S operating divisions as consolidated and presented in the audited Financial Statements for the Year Ending December 31, 1996.

3. All employees who work a regularly scheduled work week and who are employed by the Company at December 31, 1996 will be eligible to participate in the plan, with the following exceptions: (a) temporary employees, and (b) Executive Officers and Directors of the Company.

4. A Profit Sharing Pool will be created for each of the operating divisions based on the following formulae:

          Stilson / DieDraulic Division     4% of EBIT
          Salem Division                   10% of EBIT

5. Distribution will be made as soon as possible after the receipt of audited financial statements, but in no case later than April 30, 1996. No profit sharing distributions will be made to individuals who are not employed by the Company as of the distribution date.

6. An amount equal to a minimum of 80% of the Profit Sharing Pool for each division will be distributed to individual participants on the basis of 1996 W-2 income. [ Individual Distribution = (a) 80% of (b) the Profit Sharing Pool for his/her division, multiplied by (c) an individual's W-2 income, divided by (d) the amount equal to the sum of W-2 income for all individuals qualified to participate and receive distributions under the plan. ]

     The remainder of up to 20% of the Profit Sharing Pool for each division will be distributed to employees on the basis of merit at the discretion of senior management.